Exhibit 99.1

Max Capital Group Ltd. Provides Estimate of Fourth Quarter Investment Performance

Alternative Investments Reduced to Approximately 16% of Invested Assets

HAMILTON, Bermuda – January 5, 2009 – Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that the estimated total return on its overall investment portfolio, including unrealized gains and losses, for the quarter ended December 31, 2008 is positive 1.0% and for the year ended December 31, 2008 is negative 1.7%. The estimated total principal increase on its overall investment portfolio for the quarter ended December 31, 2008, including realized and unrealized gains and losses but excluding investment income, was approximately $5 million, representing approximately $0.09 per share. The Company’s book value per share as of September 30, 2008 was $22.77.

The change in the fair value, including unrealized gains and losses, of Max Capital’s portfolio of cash and fixed maturities, which represented 81.4% of the Company’s total invested assets of approximately $5.0 billion as of September 30, 2008, is estimated to be an increase of approximately $90 million for the quarter ended December 31, 2008. The Company believes this increase is attributable to the composition of the portfolio, which is well diversified, of high quality and highly liquid. Over 70% of the portfolio is rated Aaa or above, including over 50% that is invested in cash, governments, agencies and agency mortgage backed securities.

Max Capital’s portfolio of alternative investments represented 18.6% of the Company’s total invested assets as of September 30, 2008. At December 31, 2008, the alternative portfolio is estimated to be approximately 16% of total invested assets. With redemptions already requested, the Company estimates alternative investments will be 14% or below of total invested assets by March 31, 2009.

The Company estimates the total return on its alternative investments for the quarter ended December 31, 2008 to be negative 8.0% or a reduction in value of approximately $85 million. In accordance with the Company’s accounting policy, the unrealized mark-to-market gains and losses emanating from its alternative investment portfolio are recorded through net income rather than as an adjustment to book value through other comprehensive income.

The Company’s alternative investment performance for the quarter compares to negative 9.3% over the same period for the HFRI Fund of Funds Index, which the Company believes is the most comparable benchmark for this asset class. For full year 2008, the return on Max Capital’s alternative investments is estimated to be negative 19.1% compared to negative 20.7% for the HFRI Fund of Funds Index.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “With the end of the quarter, we wanted to update the investment information we released on December 2, 2008. As a result of the high quality and defensive nature of Max’s fixed income portfolio, it has continued to perform well, notwithstanding recent market volatility. We plan to bring Max’s allocation to alternative investments within a target range of 10% to 15% of total invested assets, with a view to mitigating future volatility. During the quarter, we moved significantly closer to this goal with an alternative investment allocation at December 31, 2008 of approximately 16%. With recently affirmed ratings from Fitch Ratings, Moody’s and A.M. Best, of which the latter has revised its outlook to positive from stable for all ratings of Max, and the increase in capital available to support underwriting that has resulted from our reduction in exposure to alternative investments, we believe Max is well-positioned heading into 2009 to take advantage of the market hardening that is becoming evident.”

It is important to note that the estimated results contained in this press release are based on information currently available, so are necessarily preliminary. Final results can be expected when Max Capital’s investment managers report final results and as the Company’s 2008 financial statements are completed.

The Company will hold an investment community conference call on Wednesday, February 11, 2009, at 10 o’clock a.m. Eastern Time, to discuss the Company’s fourth quarter and full year 2008 financial results with interested investors and shareholders. Further details of the call will be provided in a separate press release.

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT: Max Capital Group Ltd.
N. James Tees, 1-441-293-8800
Executive Vice President
jim.tees@maxcapservices.com
or
Kekst and Company
Roanne Kulakoff, 1-212-521-4837
roanne-kulakoff@kekst.com
SOURCE: Max Capital Group Ltd.